Exhibit 99.5

Cendant Mortgage 4001 Leadenhall Road Mt. Lauret NJ 08054

June 14, 2004

Redwood Trust
One Belvedere Place Suite 300
Mill Valley, CA 94941

Attn: John Isbrandtsen

RE: Officer’s Certificate – Annual Certification Redwood Trust

Dear Trustee:

The undersigned officer certified the following for Cendant Mortgage Corp. for the 2003 calendar year. To the best of our knowledge:

a)	The activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform, any such duties, responsibilities, or obligations, a description of each default or failure and the nature and status thereof has been reported to Redwood Trust;

b)	The Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

c)	The Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement. Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

d)	All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

e)	All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, the reason for the non-payment has been reported to Bank of NY:

f)	All Custodial Accounts have been reconciled and are properly funded: and

g)	All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:

/s/ William E. Fricke, Jr.

Officer – William E. Fricke, Jr.

Director – Loan Servicing

Title

06/14/2004

Date